EXHIBIT 99.1

August 10, 2020

Emerald Bioscience Appoints Biotech Executive Punit Dhillon as CEO

Renewed team and capital focused on advancing lead compound for glaucoma into clinical development

San Diego, Calif, Aug. 10, 2020 (GLOBE NEWSWIRE) -- Emerald Bioscience, Inc. (OTCQB: EMBI) (“Emerald” or the “Company”), a preclinical-stage biopharmaceutical company focused on the development of proprietary first-in-class molecules with strong clinical and commercial differentiation, today announced that Punit Dhillon, Chairman of the Board, has been appointed Chief Executive Officer of the Company, effective immediately. The board of directors has concurrently accepted the resignation of Brian Murphy, MD, as CEO and as a director of the Company.

“Emerald Bioscience’s board of directors extends its appreciation to Dr. Murphy for his contribution in advancing the Company,” said Jim Heppell, an independent director of the Company. “With a 20-year career dedicated to developing promising biotechnologies, Punit Dhillon is a seasoned CEO, director, and chairman in establishing the strategy and resources to advance early-stage biotech companies, particularly the clinical and business development steps necessary to realize the value of promising novel product candidates. We look forward to his committed and proactive effort to define and execute a sharply focused business plan for the Company.”

“Emerald is one of the rare corporations that have unique, well-protected intellectual property aimed at advancing the therapeutic and commercial potential of a new generation of cannabinoid molecules. These bioengineered synthetic molecules exhibit promising characteristics to potentially treat ocular, infectious, and other diseases,” said Punit Dhillon, Emerald’s CEO and Chairman. “As the founder and CEO of a NASDAQ biotech company and having been involved with the development of multiple therapeutic products, I am excited about the potential of the Company’s IP and product portfolio, as well as the prospect of collaborating with a clinical team that has deep experience in translating pioneering research into promising therapeutics.”

“While COVID-19 has had some impact on the Company’s recent timelines and progress, with its recently enhanced capital position, we are now ready to move forward with a reinvigorated plan. While we currently work remotely to maintain the safety of our staff, we intend to relocate our corporate headquarters to San Diego and we aim to ensure overall cost containment for the Company. We are working to complete the final preclinical steps for NB-1111, our promising glaucoma product candidate, and preparing for our first human  study in Australia. As a Phase 1/2a, this human study will assess initial efficacy signals as well as safety. The nature of the disease also enables a relatively quick and low-cost Phase 1/2a clinical trial, representing an ideal scenario for a drug developer and its investors.”

Mr. Dhillon was the co-founder, CEO, and director of OncoSec Medical Inc., a leading biopharmaceutical company developing cancer immunotherapies for the treatment of solid tumors. During his tenure at OncoSec, he oversaw and completed a partnership with Merck to launch Keynote 695, a Phase 2/3 global multi-center registration clinical study of late stage metastatic melanoma, raised over $200 million, and uplisted the company from the OTCQB to NASDAQ.

He previously served as Vice President of Finance and Operations at Inovio Pharmaceuticals, where he helped raise more than $160 million through multiple financings and secured several licensing transactions. His management experience spans corporate finance, M&A integration, in-licensing and out-licensing of intellectual property, strategy implementation, corporate transactions, and collaborations with leading universities and key global opinion leaders. Mr. Dhillon is also the co-founder of YELL Canada, a registered Canadian charity focused on entrepreneurial learning for young leaders. Mr. Dhillon has been recognized for his role as CEO of OncoSec and his contributions to the life sciences community with several awards of distinction, most recently the BIOCOM Catalyst Award in 2018.

About Emerald Bioscience, Inc.

Emerald Bioscience Inc. is a biopharmaceutical company focused on the discovery and development of proprietary first-in-class molecules with strong clinical and commercial differentiation of therapeutics for significant unmet medical needs in global markets. With proprietary technology licensed from the University of Mississippi, the Company is developing novel ways to deliver cannabinoid-based drugs for specific indications with the aim of optimizing the clinical effects of such drugs while limiting potential adverse events. The Company’s science team is experienced in the translation of pioneering research into promising therapeutics with the potential for deep pharmacoeconomic benefits. The Company’s aim is to clinically develop multiple proprietary biosynthetic compounds alone or in combination with corporate partners. For more information, visit www.emeraldbio.life

CONTACT

Karam Takhar

Email: ir@emeraldbio.life Phone:

(949) 480-9051

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding our product development, business strategy, relocation of corporate headquarters, timing of clinical trials and commercialization of cannabinoid-based therapeutics. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward- looking statements can be identified by terminology including “anticipated,” “contemplates,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Emerald may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Emerald’ most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Emerald disclaims any intent or obligation to update these forward-looking statements.

Source: Emerald Bioscience, Inc.